EXHIBIT 21.1


                COMFORT SYSTEMS USA, INC. SUBSIDIARIES


Accurate Air Systems, Inc.
Atlas Comfort Services USA, Inc.
Contract Service, Inc.
Eastern Heating & Cooling, Inc.
Fred Hayes Mechanical Contractors, Inc.
Freeway Heating & Air Conditioning, Inc.
Kuempel Service, Inc.
River City Mechanical, Inc.
Salmon & Alder, Inc.
S&K Air Conditioning Co., Inc.
S.M. Lawrence Company, Inc.
Seasonair, Inc.
Standard Heating & Air Conditioning Company
Tech Heating and Air Conditioning, Inc.
Temp-Right Service, Inc.
Tri-City Mechanical, Inc.
Troost Service Co.
Quality Air Heating & Cooling, Inc.
Western Building Services, Inc.
Walker-J-Walker, Inc.